The Separate Accounts of Talcott Resolution Life Insurance Company ("TL") and Talcott Resolution Life and Annuity Insurance Company ("TLA") are the listed Registrants. TL and TLA are the Depositors. Entities that are controlled by TAO Insurance Holdings, LLC, which controls the Depositors, are listed below, along with entities that are owned or controlled by the Depositors.

Alan Waxman and Anthony M. Muscolino (Individuals) (1)

TAO Insurance Holdings, LLC (DE) (2)
TAO Sutton Holdings, LLC (CYM) (3)
Talcott Financial Group Investments, LLC (BMU)
Talcott Financial Group, Ltd. (BMU)
Talcott US Holdings, Ltd. (BMU)
Talcott Re FinCo, Ltd. (BMU)
Talcott Re Holdings, Ltd. (BMU)
Talcott Life Re, Ltd. (BMU)
Talcott Life & Annuity Re, Ltd. (CYM)
Sutton Cayman Holdings, Ltd. (CYM)
Talcott Financial Group GP, LLC (DE)
Talcott Holdings, LP (DE)
Talcott Acquisition, Inc. (DE)
Talcott Resolution Life, Inc. (DE)
American Maturity Life Insurance Company (CT)
TR Re, Ltd. (BMU)
Talcott Administration Services Company, LLC (DE)
LIAS Administration Fee Issuer LLC (DE)
Talcott Resolution Life Insurance Company (CT) (4)

(1) Pursuant to the operating agreement of TAO Insurance Holdings, LLC, Alan Waxman, as a member of TAO Insurance Holdings, LLC, has the authority to appoint the managing member of TAO Insurance Holdings, LLC and has appointed A. Michael Muscolino.
(2) TAO Insurance Holdings, LLC is the managing member of TAO Sutton Holdings, LLC and TAO Sutton Parent, LLC (DE), and Sixth Street TAO Management, LLC
(3) TAO Sutton Parent, LLC and certain additional co-investment vehicles hold 100% of the passive, nonvoting economic interest in TAO Sutton Holdings, LLC. 11 parallel investment vehicles known as the TAO Funds hold 100% of the passive, non-voting economic interest in TAO Sutton Parent, LLC. TAO Insurance Holdings, LLC is the managing member of TAO Sutton Parent LLC with 100% voting control. All of the TAO Funds and co-investment vehicles are under the ultimate control of Alan Waxman and/or Michael Muscolino. None of the co-investors investing through either the TAO Funds or the co-investment vehicles hold any voting securities of the identified entities or have the ability to appoint directors. Certain of the TAO Funds are also indirect owners Klaverblad Levensverzekering N.V., Lifetri, Uitvaartverzekeringen N.V., and Lifetri Verzekeringen N.V.
(4) The following entities are wholly-owned subsidiaries of Talcott Resolution Life Insurance Company and are under common control: Talcott Resolution International Life Reassurance Corporation (CT), Talcott Resolution Life and Annuity Insurance Company (CT), and TC 3700M Member LLC (DE). Talcott Resolution Life and Annuity Insurance Company (CT) owns 100% of Talcott Resolution Distribution Company, Inc. (CT) and Talcott Resolution Comprehensive Employee Benefit Service Company (CT).